Exhibit 16.1

November 20, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Royale Energy’s statements included under Item 4.01 of its For 8-K filed on November 18, 2014 and we agree with such statements concerning our firm.

Padgett, Stratemann & Co., L.L.P.